Exhibit 99.1

KIRKLAND’S HOME ANNOUNCES HOLIDAY 2022 COMPARABLE SALES RESULTS

NASHVILLE, Tenn. (January 11, 2023) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s Home” or the “Company”), a specialty retailer of home décor and furnishings, announced its comparable sales results for holiday 2022, which include the first two months of the Company's fiscal fourth quarter.

Holiday 2022 Comparable Sales Results

Comparable sales for the fiscal fourth quarter through December 2022 decreased 5.5% compared to the same prior-year period. This includes flat comparable sales for November 2022 and an 11% decrease for December 2022, both compared to the same prior-year period.

The decline in comparable sales for the month of December 2022 was larger than anticipated, so Kirkland's Home now expects ending the fiscal year with approximately $15 million to $17 million in net borrowings. The Company also now expects to end the fiscal year with inventory closer to the high end of the $70 million to $80 million range.

Management Commentary

“While sales trends began to improve in November, a continued volatile consumer environment in December impacted customer traffic following our Black Friday promotional events,” said Steve “Woody” Woodward, president and CEO of Kirkland’s Home. “We accelerated our promotional activity in December to generate sales momentum as we closed out the holiday season, but we were unable to overcome the impact from the decline in traffic and the effect on our merchandise mix of an extended period of significant inventory reduction. Based on the December sales results, we are adjusting our year-end balance sheet expectations accordingly.

“Although these results are disappointing, we remain confident that fiscal 2023 will be a year of stabilization for our organization. We are also pleased with the consistent positive performance from our furniture category, which has continued to grow into a larger percentage of our sales. We still believe that we will start the year from a position of strength given a healthier balance sheet and having made significant progress on our inventory reduction goals, and we remain hyper-focused on executing our stabilization strategy for fiscal 2023. We look forward to progressing on several strategic initiatives, including maintaining a leaner inventory position, further optimizing our product-mix, capitalizing on margin improvements from a normalized supply chain environment, and curating price points that appeal to a broader customer base.”

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 355 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland's Home brand. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating online and store experience allows the Company's customers to furnish their home at a great value. More information can be found at www.kirklands.com.

Preliminary Financial Results

The preliminary financial results and estimates contained in this release are based on current estimates and remain subject to change. There can be no assurance that final results for the fiscal quarter and fiscal year will not differ from these preliminary results and estimates, including as a result of year-end closing procedures or audit adjustments. In addition, these preliminary results should not be viewed as a substitute for full financial statements prepared in accordance with GAAP that have been audited by the Company’s external auditors.

Forward-Looking Statements

Except for historical information contained herein, certain statements in this release, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements deal with potential future circumstances and developments and are, accordingly, forward-looking in nature. You are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," "seek," "may," "could," "strategy," and similar expressions, involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the Company's liquidity including cash flows from operations and the amount of borrowings under the secured revolving credit facility, the Company’s actual and anticipated progress towards its short-term and long-term objectives including its brand transformation strategy, the timing of normalized macroeconomic conditions from the impacts of global geopolitical unrest and the COVID-19 pandemic on the Company’s revenues, inventory and supply chain, the continuing consumer impact of inflation and countermeasures, including raising interest rates, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in the Company's specific market areas, inflation, fluctuations in cost and availability of inventory, increased transportation costs and potential interruptions in supply chain, distribution systems and delivery network, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of the Company's information or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 25, 2022 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.